PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(TO PROSPECTUS DATED JUNE 11, 1997)             Registration No.  333-28167

                                  $60,000,000

                           BRADLEY REAL ESTATE, INC.
                    SHARES OF COMMON STOCK, $0.01 PAR VALUE

                            ------------------------

     Bradley Real Estate, Inc. (the "Company"), a fully-integrated real estate operating company and a leading owner and operator of community and neighborhood shopping centers in the Midwest United States, may, from time to time during the six month period following the date of this Prospectus Supplement, offer and sell shares (the "Shares") of its common stock, $0.01 par value per share ("Common Stock"), having an aggregate sales price of up to $60,000,000. The price per share at which the Shares may be offered and sold by the Company will be specified in a Pricing Supplement to be delivered with this Prospectus Supplement.

     Shares of the Common Stock of the Company are listed on the New York Stock Exchange ("NYSE") under the symbol "BTR."

     Ownership of more than 9.8% of the Common Stock is restricted in order to preserve the Company's status as a real estate investment trust ("REIT") for federal income tax purposes. See "Description of Capital Stock -- Restrictions on Transfer" in the accompanying Prospectus.

                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR
            CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
   OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     The Company has entered into an Underwriting Agreement dated as of the date hereof with PaineWebber Incorporated ("PaineWebber") pursuant to which, subject to the terms and conditions set forth therein, upon receipt of a notice from the Company (a "Securities Purchase Notice") specifying a number of Shares having a gross sales price of not less than $5,000,000 nor more than $20,000,000, PaineWebber, acting as underwriter, has agreed to purchase such Shares from the Company at a fixed price per share equal to the closing price of a share of Common Stock on the next or second next NYSE trading day following the date of such Securities Purchase Notice, less a discount not to exceed 4.25%. The Shares purchased hereunder by PaineWebber may be offered by PaineWebber from time to time in one or more transactions on the NYSE, or otherwise, at fixed prices, market prices prevailing at the time of sales, prices related to such prevailing market prices or at negotiated prices.

     The Company has agreed to indemnify PaineWebber against certain liabilities including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

                            ------------------------

     The Shares are offered by PaineWebber subject to prior sale, when, as and if delivered to and accepted by it pursuant to a Securities Purchase Notice from the Company, subject to approval of certain legal matters by counsel for PaineWebber and certain other conditions. PaineWebber reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New York on the date specified in the applicable Pricing Supplement.

                            ------------------------

                            PAINEWEBBER INCORPORATED

                            ------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 21, 1997

     IN CONNECTION WITH THE OFFERING, PAINEWEBBER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The following information contained in this Prospectus Supplement is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated therein by reference. As used herein, the term "Company" includes Bradley Real Estate, Inc., a Maryland corporation, and its subsidiaries, including Bradley Operating Limited Partnership (the "Operating Partnership"), a Delaware limited partnership, and its subsidiaries, or, as the context may require Bradley Real Estate, Inc. only.

     Statements made or incorporated in this Prospectus Supplement and the accompanying Prospectus include forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements include, without limitation, statements containing the words "anticipates", "believes", "expects", "intends", "future", and words of similar import which express management's belief, expectations or intentions regarding the Company's future performance or future events or trends. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those factors identified under "Risk Factors" in the accompanying Prospectus, which may cause actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressly or implied by such forward-looking statements. In addition, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

     Bradley Real Estate, Inc. is a fully-integrated real estate operating company and a leading owner and operator of community and neighborhood shopping centers in the Midwest region of the United States. As of the date of this Prospectus Supplement, the Company owned 43 properties (41 shopping centers and two office/retail properties) in 11 states, aggregating approximately 8.5 million square feet of gross leasable area ("GLA"). Title to such properties is held by or for the benefit of the Operating Partnership, of which the Company is the sole general partner and the owner of approximately 95% of the economic interests in the Operating Partnership.

     The Company's strategic objective is to become the dominant owner of grocery-anchored, open-air community and neighborhood shopping centers in the upper Midwest, generally consisting of the states of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin. The Company currently owns properties in seven states in this region. Through past experience as well as current research, the Company believes that this region is economically strong and diverse and provides a favorable environment for the acquisition, ownership and operation of retail properties. The Company evaluates prospects in both metropolitan statistical areas defined by the U.S. Census Bureau and secondary markets within this region that offer opportunities for favorable investment returns and long-term cash flow growth. The Company favors grocery-anchored centers because, based on its past experience, such properties offer strong and predictable daily consumer traffic and are less susceptible to external economic factors than other shopping center properties.

     The Company regularly evaluates, and engages in discussions with public and private entities regarding possible portfolio or asset acquisitions or business combinations. Since January 1, 1997, the Company has acquired 14 shopping centers which meet its investment criteria and expects to complete additional acquisitions during the remainder of the year, although there can be no assurance that further acquisitions will be made within its target markets. See "Recent Developments." The Company seeks to create an income stream diversity across many Midwest markets in order to insulate the Company from economic trends affecting any particular market.

     The Company has elected to qualify as a REIT for federal income tax purposes since its organization in 1961. The Company is the nation's oldest continuously qualified REIT.

     The Company is incorporated under the laws of the State of Maryland. Its offices are located at Suite 600, 40 Skokie Boulevard, Northbrook, Illinois 60062-1626. Its telephone number is (847) 272-9800.

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                              RECENT DEVELOPMENTS

ORGANIZATIONAL STRUCTURE

     The Company held title to all of its properties directly prior to its merger acquisition of Tucker Properties Corporation ("Tucker") in March 1996 (the "Tucker Acquisition"). Tucker held all of its properties through a partnership, Tucker Operating Limited Partnership, of which Tucker was the sole general partner and, upon the merger of Tucker into the Company, the Company succeeded Tucker as general partner of such partnership, whose name was then changed to "Bradley Operating Limited Partnership" (the "Operating Partnership"). From March 1996 until August 1997, the Company held title to some of its properties (primarily those owned prior to the Tucker Acquisition) directly and the remainder of its properties (primarily those acquired in and subsequent to the Tucker Acquisition) through the Operating Partnership.

     On August 29, 1997, the Company completed the contribution of its interest in 18 properties previously owned directly by it to the Operating Partnership. As a result of such contribution, the Company now holds all of its properties through the Operating Partnership. The partnership agreement governing the Operating Partnership (the "Operating Partnership Agreement") provides that the interest of the limited partners therein is represented by a specified number of partnership units, which after specified dates may in effect be exchanged by the limited partners, on a 1-for-1 basis, for shares of Common Stock of the Company. The Operating Partnership Agreement provides for distribution by the Operating Partnership to be made to the holders of limited partner units at the same time as, and in the same amount as, distributions by the Company on an equivalent number of shares of Company Common Stock, and for all other distributions to be made to the general partner. Accordingly, the Company's contribution of such properties to the Operating Partnership was made without consideration, inasmuch as the respective economic interests of the limited partners in the Operating Partnership and of the Company as general Partner were not altered by such contribution. The contribution had no effect upon the consolidated financial statements of the Company. The Company had an approximately 95% ownership interest in the Operating Partnership immediately following the contribution.

INVESTMENT GRADE RATING

     The contribution of properties originally owned directly by the Company to the Operating Partnership was motivated by the Company's desire to obtain an investment grade credit rating for the Operating Partnership. The Company believed that holding all of its properties in a single entity would enhance its ability to obtain such a rating. In August 1997, Standard & Poor's Investment Services assigned a corporate rating of "BBB-" to the Operating Partnership, and, in September 1997, the Operating Partnership filed a "shelf" registration statement with the Commission relating to debt securities which the Operating Partnership may issue to the public from time to time. The Company anticipates that all future debt securities will be issued by the Operating Partnership.

     As a result of the investment grade rating assigned to the Operating Partnership by Standard & Poor's, the interest rate on outstanding borrowings under the Company's unsecured line of credit was lowered from 1.5% to 1.375% over the London Interbank Offer Rate ("LIBOR") in effect from time to time.

ACQUISITIONS AND DISPOSITIONS

     Since January 1, 1997 to the date of this Prospectus Supplement, the Company has acquired 14 shopping center properties having an aggregate of approximately 1,450,000 square feet of GLA for an aggregate acquisition cost of approximately $95,600,000. These shopping centers are located in Illinois, Indiana, Iowa, Minnesota, Missouri and Wisconsin. During the same period, the Company has disposed of two New England shopping centers and one shopping center in Illinois for an aggregate sales price of approximately $19,700,000. The Company is currently marketing for sale its one remaining New England property and one property in Indiana.

MONTGOMERY WARD BANKRUPTCY

     On October 10, 1997, the Company received notice from Montgomery Ward & Co., Incorporated ("Montgomery Ward"), which filed for voluntary reorganization under Chapter 11 of the federal Bankruptcy

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Code in July 1997, announcing its intention to close its store at the Company's
Heritage Square shopping center in Naperville, Illinois on or before December 31, 1997. The Company's lease with Montgomery Ward, whose stated term runs until 2013, is for approximately 111,000 square feet in this 212,000 square foot center, which is also anchored by Circuit City and Stroud's. The notice does not state whether Montgomery Ward intends to reject the lease. The Montgomery Ward lease provides for annual base rents of approximately $1.1 million. Management of the Company believes that a decision by Montgomery Ward to reject the lease would provide the Company with the opportunity to retenant the space with one or more higher quality tenants. However, no assurances can be given as to the period of time or costs to effect the retenanting of the space, that a successor tenant or tenants would in fact be more creditworthy than Montgomery Ward, or that a future lease or leases of the space would provide for economic terms as favorable to the Company as the terms of the Montgomery Ward lease. See generally "Risk Factors -- Real Estate Investment Considerations -- Financial Condition and Bankruptcy of Tenants" in the attached Prospectus.

TAXPAYER RELIEF ACT OF 1997

     In August 1997, the President signed the Taxpayer Relief Act of 1997 (the "1997 Tax Act"). The 1997 Tax Act amends the Internal Revenue Code of 1986, as previously amended, (the "Code") in a variety of respects, including particularly with respect to the taxation of capital gain income. The 1997 Tax Act also included numerous provisions that in general make it easier for companies such as the Company to qualify as a REIT for federal income tax purposes. The description of "Federal Income Tax Considerations" in this Prospectus Supplement reflects changes in applicable law effected by the 1997 Tax Act and should be read instead of the comparably captioned section of the accompanying Prospectus.

                                USE OF PROCEEDS

     Pursuant to the Operating Partnership Agreement, the Company is required to contribute all proceeds from the sale of the Shares to the Operating Partnership in exchange for additional partnership units. Unless otherwise described in the applicable Pricing Supplement, the Company, as general partner of the Operating Partnership, intends to cause the Operating Partnership to use the net proceeds from the sale of the Shares primarily to repay indebtedness that may then be outstanding under the Company's line of credit, to acquire additional shopping centers, to fund expansions and/or improvements to such shopping centers or to shopping centers already owned by the Company, and/or to fund the selective development of new shopping centers. Outstanding borrowings under the line of credit bear interest at a variable rate, depending upon the rating assigned to the Operating Partnership by recognized rating agencies, which rate is currently 1.375% over LIBOR.

     Pending their use as described above, the net proceeds from the sale of the Shares may be used for other general business purposes of the Operating Partnership or invested in short-term securities.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The 1997 Tax Act made changes to the Code, particularly with respect to the taxation of capital gain income. Potential purchasers of Shares are urged to read the following description of relevant federal income tax considerations, rather than the description contained under the caption "Federal Income Tax Considerations" in the accompanying Prospectus. References in the following description to the "Code" include the Code as amended by the 1997 Tax Act. Goodwin, Procter & Hoar LLP has confirmed to the Company that its opinion expressed in the first paragraph of the following description is not altered by virtue of the 1997 Tax Act.

     The Company has elected to qualify as a REIT under the Code. In the opinion of Goodwin, Procter & Hoar LLP, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its manner of operation has met and will continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon representations made by the Company as to factual matters and the continuation of such factual matters. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service ("IRS") or any court. Moreover, such qualification and taxation as a REIT in any tax year depends upon the Company's ability to meet in its actual results for the tax year the various source of income, ownership of assets, distribution and diversity of ownership requirements of the Code for qualification as a REIT, which results will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of the Company for any particular tax year will in fact satisfy the requirements for qualification. Likewise, although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements under the Code since its organization in 1961, no assurance can be given that the Company's qualification as a REIT will not be challenged by the IRS for taxable years still subject to audit.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference. This discussion does not address any state tax considerations or issues that arise as a result of an investor's special circumstances or special status under the Code.

     Under the Code, if certain requirements are met in a taxable year, including the requirement that the REIT distribute to its stockholders at least 95% of its real estate investment trust taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) for the taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income or net capital gains, the alternative minimum tax on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. As discussed below, however, stockholders may be credited for all or a portion of the taxes paid by the Company on its retained net capital gains. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders. For additional discussion of certain issues relating to the Company's qualification as a REIT that arise as a result of the Tucker Acquisition, see "Risk Factors -- Adverse Consequences of Failure to Qualify as a REIT and Other Tax Risks" in the accompanying Prospectus.

     The Company may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. For taxable years beginning after December 31, 1997, if the Company so elects for a taxable year, the stockholders would include in income as long-term capital gains their proportionate share of such portion of the Company's undistributed long-term capital gains for the taxable year as the Company may designate. A stockholder would be deemed to have paid his share of the tax paid by the Company on such undistributed capital gains, which would be credited or refunded to the stockholder. The stockholder's basis in his Common Stock would be increased by the amount of undistributed long-term capital gains included in the stockholder's long-term capital gains, less such stockholder's share of the capital gains tax paid by the Company. As discussed below, stockholders should note that the 1997 Tax Act allows the IRS to prescribe regulations which could alter the taxation of undistributed capital gains for individuals, estates and certain trusts.

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as a capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or dealer in securities). Subject to the discussion below regarding the changes to the capital gains tax rates, distributions that are designated as capital gains dividends will be taxed as capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     The 1997 Tax Act alters the taxation of capital gain income. Under the 1997 Tax Act, individuals (as well as estates and certain trusts) who hold capital assets for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Gains from capital assets held for more than 12 months but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28%. The Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts, and estates and special rules for "qualified 5-year gain," and makes other changes to prior law. The 1997 Tax Act allows the IRS to prescribe regulations on how the 1997 Tax Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as the Company. To date, regulations have not yet been prescribed, and it remains unclear how the 1997 Tax Act's new rates will apply to capital gain dividends and undistributed capital gains, including for example the extent, if any, to which capital gain dividends and undistributed capital gains from the Company will be taxed to individuals at the new rates for mid-term capital gains and unrecaptured section 1250 gain, rather than the long-term capital gain rates. Prospective investors are urged to consult their own tax advisors with respect to the new rules contained in the 1997 Tax Act.

     Distributions, other than capital gain dividends, in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, the distribution will be treated as long-term capital gain or loss if the shares of Common Stock have been held for more than 12 months (or, in the case of individuals, estates and certain trusts, mid-term capital gain or loss if the shares have been held for more than 12 months but not more than 18 months and long-term capital gain or loss if the shares have been held for more than 18 months) and otherwise as short- term capital gain or loss. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a special date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain distributions and capital gains from the disposition of Common Stock (and distributions treated as such) will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gain distributions and capital gains will be taxed at ordinary income rates to the extent of such election. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Shares offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                                  UNDERWRITING

     Under the terms and subject to the conditions of an Underwriting Agreement dated as of the date of this Prospectus (the "Underwriting Agreement") between the Company and PaineWebber, PaineWebber, acting as underwriter, has agreed to purchase from the Company up to a maximum aggregate number of Shares having an aggregate gross sales price of up to $60,000,000 from time to time in one or more transactions during the period ending six months after the date of the Underwriting Agreement.

     Pursuant to the Underwriting Agreement, the Company may indicate its desire to sell a portion of the Shares by delivering to PaineWebber on any NYSE trading day a "Securities Purchase Notice" specifying the number of Shares to be sold, provided that each Securities Purchase Notice shall specify a number of Shares having an aggregate gross sales price of not less than $5,000,000 nor more than $20,000,000. Upon receipt of such notice, PaineWebber will become obligated to purchase the specified number of Shares, subject to certain provisions which allow for a temporary suspension of PaineWebber's obligation to purchase such number of Shares.

     The terms of each purchase and sale, including price, will be set forth in a Pricing Supplement, which will be deemed a part of this Prospectus Supplement. The Shares will be purchased at a fixed price per share equal to the per share closing price of the Common Stock as reported on the composite tape of the NYSE on the trading date immediately following the date of the Company's Securities Purchase Notice, less the underwriting discount described below. In the event that on such trading date the Common Stock would not qualify as "Actively-Traded Securities" within the meaning of Rule 101(c)(1) of Regulation M under the Exchange Act, the Underwriting Agreement provides that the price shall be the closing price of the Common Stock as reported on the composite NYSE tape on the second trading day following the date of the Company's Securities Purchase Notice.

     In connection with the sale of the Shares, PaineWebber will receive compensation from the Company in the form of discounts, concessions, or commissions, which shall not exceed 4.25% (or 4.0% for the first purchase and sale of Shares made under the Underwriting Agreement) of the closing sale price of the Common Stock on the NYSE on the date of pricing. PaineWebber may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from PaineWebber and/or commissions from the purchasers for whom they act as agents. PaineWebber and any dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters and any discounts or commissions they receive from the Company, may be deemed to be underwriting discounts and commissions, under the Securities Act. The applicable underwriting discount and any other compensation received from the Company will be described in the applicable Pricing Supplement.

     The Shares purchased hereunder by PaineWebber may be offered by PaineWebber from time to time in one or more transactions on the NYSE, or otherwise, at fixed prices, market prices prevailing at the time of sales, prices related to such prevailing market prices or at negotiated prices.

     The Company has agreed to indemnify PaineWebber against certain liabilities, including liabilities under the Securities Act or to contribute to payments PaineWebber may be required to make in respect thereof. The Company has also agreed to reimburse PaineWebber for certain expenses.

     The Shares offered and sold hereby will be listed on the NYSE, subject to official notice of issuance.

     Until the distribution of the Shares subject to a Securities Purchase Notice is completed, rules of the Securities and Exchange Commission may limit the ability of PaineWebber to bid for and purchase Common Stock. As an exception to these rules, PaineWebber is permitted, subject to certain restrictions, to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If PaineWebber creates a short position in the Common Stock in connection with the offering, i.e., if it sells more Shares than are set forth in the applicable Pricing Supplement, PaineWebber may reduce that short position by purchasing shares of Common Stock in the open market.

     In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor PaineWebber makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither the Company nor PaineWebber makes any representation that PaineWebber will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of its business, PaineWebber and its affiliates have engaged and may in the future engage in investment banking, financial advisory and other transactions with the Company for which customary compensation has been, and will be, received.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Shares, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company and is the beneficial owner of approximately 9,000 shares of Common Stock. Certain legal matters for PaineWebber will be passed upon by Rogers & Wells, New York, New York. As to certain matters of Maryland law, Rogers & Wells will rely upon the opinion of Goodwin, Procter & Hoar LLP.

PROSPECTUS
                                  $234,460,000

                           BRADLEY REAL ESTATE, INC.
                                  COMMON STOCK
                                PREFERRED STOCK
                 DEPOSITARY SHARES REPRESENTING PREFERRED STOCK
                               WARRANTS OR RIGHTS
                              UNITS OF SECURITIES

                            ------------------------

     Bradley Real Estate, Inc. ("Bradley" or the "Company") may offer from time to time in one or more series (i) shares of its common stock, $.01 par value per share ("Common Stock"), (ii) shares of its preferred stock, $.01 par value per share ("Preferred Stock" and, together with the Common Stock, the "Capital Stock"), (iii) Preferred Stock represented by depositary shares ("Depositary Shares"), (iv) warrants or rights ("Warrants") for Common Stock and/or Preferred Stock and (v) units ("Units") consisting of two or more of the foregoing securities, with an aggregate public offering price of up to $234,460,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares, Warrants and Units (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, the offering price;
(ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and the offering price; (iii) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each such Depositary Share;
(iv) in the case of Warrants, the number and terms thereof, any applicable designation thereof, and the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; and (v) in the case of Units, a description of the securities comprising such Units and the offering price thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Amendment and Restatement (the "Charter"), or as otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly by the Company, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is June 11, 1997.

                             AVAILABLE INFORMATION

     No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder of thereunder shall, under any circumstances, create an implication that the information contained herein or in the accompanying Prospectus Supplement is correct as of any date subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or hereof. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements and other information which the Company has filed electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "BTR," and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (No. 333-28167) under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at the locations described above. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Pursuant to Rule 429 under the Securities Act, this Prospectus also relates to securities (which are included within the Securities) registered by Registration Statement No. 33-87084.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-10328) are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) the Company's Proxy Statement dated March 31, 1997 with respect to its Annual Meeting of Stockholders on May 14, 1997; and (iv) the description of the Company's Common Stock contained or incorporated by reference in the Company's Registration Statement on Form 8-A, filed August 8, 1994, including any amendments thereto.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Ms. Marianne Dunn, Senior Vice President, Bradley Real Estate, Inc., Suite 600, 40 Skokie Boulevard, Northbrook, Illinois 60062-1626, telephone (847) 272-9800.

                                  THE COMPANY

     Bradley Real Estate, Inc. is a fully-integrated real estate operating company and a leading owner and operator of community and neighborhood shopping centers in the Midwest region of the country. At the date of this Prospectus, the Company owns 35 properties in 12 states, aggregating approximately 8 million square feet of gross leasable area ("GLA").

     Bradley's strategic objective is to become the dominant owner of grocery-anchored, open-air community and neighborhood shopping centers in the 10-state Midwest region consisting of Illinois, Indiana, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, South Dakota and Wisconsin. The Company currently owns properties in seven of the 10 states in this region. Through past experience in this region as well as current research, the Company believes that this Midwest region is economically strong and diverse and provides a favorable investment environment with growth potential. The Company evaluates both Metropolitan Statistical Areas and secondary markets within this region that offer opportunities for long-term cash flow growth. The Company favors grocery-anchored centers because, based on its past experience, such properties offer strong and predictable daily consumer traffic and are less susceptible to external economic factors than other shopping center properties.

     Bradley regularly evaluates, and engages in discussions with public and private entities regarding, possible portfolio or asset acquisitions or business combinations. During 1997, the Company has acquired four shopping centers which meet its investment criteria and expects to complete additional acquisitions during the year, although there can be no assurance that further acquisitions will be made within its target markets. The Company seeks to create an income stream sufficiently diversified across its Midwest markets to achieve sustainable growth through varied economic conditions.

     The Company has elected to qualify as a REIT for federal income tax purposes since its organization in 1961. The Company believes that it is the nation's oldest continually qualified REIT.

     The Company is incorporated under the laws of the State of Maryland. Its offices are located at Suite 600, 40 Skokie Boulevard, Northbrook, Illinois 60062-1626. Its telephone number is (847) 272-9800.

     Reference is made to the applicable Prospectus Supplement accompanying this Prospectus for additional information concerning the Company as of the date of such Prospectus Supplement.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities primarily to repay indebtedness incurred in connection with the acquisition or improvement of shopping centers, to acquire additional shopping centers and to fund expansions and/or improvements to such shopping centers or to certain shopping centers already owned by the Company.

     Pending their use as described above, the net proceeds from the sale of any Securities may be used for other general corporate purposes of the Company or invested in short-term securities.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

              YEAR ENDED DECEMBER 31,                       QUARTER ENDED
---------------------------------------------------           MARCH 31,
 1992       1993       1994       1995       1996               1997
-------    -------    -------    -------    -------    -----------------------
1.16:1     2.72:1     2.70:1     2.55:1     2.92:1             3.39:1

     To date, the Company has not issued any shares of Preferred Stock. Accordingly, the ratios of earnings to combined fixed charges and Preferred Stock dividends are unchanged from the ratios shown above. For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

                                  RISK FACTORS

GENERAL

     As in every business, there are risk factors that face the Company and its operations. By setting forth below some of the factors that could cause the actual results of the Company's operations or plans to differ materially from the Company's expectations as set forth in statements in this Prospectus or the applicable Prospectus Supplement or in documents incorporated by reference herein or therein that may be considered to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, the Company seeks to avail itself of the "safe harbor" provided in the Private Securities Litigation Reform Act of 1995.

SUBSTANTIAL DEBT OBLIGATIONS AND TERM OF DEBT

     The Company's obligations for borrowed money aggregated approximately $184.3 million at March 31, 1997 and $188.9 million at December 31, 1996, as compared to $39.4 million at December 31, 1995. The percentage of debt to total market capitalization of the Company was approximately 30% at March 31, 1997 and 32% at December 31, 1996, as compared to 20% at December 31, 1995. This increase in the Company's leverage and its ratio of debt to total market capitalization could increase the risk of default under its indebtedness. Failure to pay debt obligations when due could result in the Company losing its interest in the properties collateralizing such obligations.

     The Company believes that the ratio of debt to total market capitalization is an important factor to consider in evaluating a REIT's debt level because this ratio is one indicator of a company's ability to borrow funds. The Company believes that using the ratio of debt to book value of assets is not as reliable an indicator of a REIT's debt level because the book value of a REIT's assets indicates only the depreciated value of the REIT's property without consideration of the market value of such assets at a particular point in time. The use of the ratio of debt to total market capitalization of a company is more variable than the book value because it is dependent on the current stock price of a company. Accordingly, there can be no assurance that the use of the ratio of debt to total market capitalization in evaluating the Company's debt level will adequately protect it from being too highly leveraged.

     A significant liability of the Company is a $100 million 7.3% mortgage note (the "REMIC Note") secured by six of the Company's properties that matures in September 2000. The Company has historically been able to refinance debt when it has become due on terms which it believes to be commercially reasonable. There can be no assurance that the Company will continue to be able to repay or to refinance its indebtedness relating to the REMIC Note or any of its other indebtedness on commercially reasonable or any other terms.

     The Company's unsecured line of credit bears interest at a variable rate. The balance outstanding under the line of credit at March 31, 1997 was $55.3 million, and the Company may increase outstanding borrowings to $150 million. To the extent the Company's exposure to increases in interest rates is not eliminated through interest rate protection or cap agreements, such increases will adversely affect the Company's net income, funds from operations ("FFO") and cash available for distribution and may affect the amount of distributions it can make to its stockholders.

     The Company's line of credit requires the Company to maintain interest rate protection, at a rate satisfactory to the lead lender, with respect to 67% of the Company's outstanding balance under the line. The Company has entered into an interest rate protection agreement with The First National Bank of Boston (the "Bank") with respect to $57 million of indebtedness whereby the Bank will reimburse the Company the amount by which the then applicable three month LIBOR rate exceeds 7.5%. In addition, the Company has entered into an interest rate swap agreement with the Bank with respect to $43 million, thereby fixing the interest rate on $43 million through April 14, 1998. There can be no assurance that these interest rate protection provisions will be effective

     The foregoing risks associated with the debt obligations of the Company may adversely affect the market price of the Company's Common Stock and may inhibit the Company's ability to raise capital and issue equity in both the public and private markets.

RESTRICTIONS ON ABILITY OF THE COMPANY TO DISPOSE OF PROPERTIES

     Pursuant to the terms of the indenture governing the REMIC Note (the "REMIC Indenture"), the Company cannot prepay principal payments on the REMIC Note, and the properties collateralizing the REMIC Note cannot be sold until October 1997. If the Company wishes either to prepay all or part of the $100 million principal of the REMIC Note or to sell any of the properties collateralizing the REMIC Note after such date, it will incur significant prepayment penalties. The prepayment of principal of the REMIC Note requires an additional payment of the greater of either (i) 1% of the amount of principal being prepaid or (ii) the product of (A) the difference between the outstanding principal balance of the REMIC Note before prepayment and the present value of all remaining interest and principal payments thereon and (B) the amount of principal being prepaid divided by the outstanding principal balance of the REMIC Note. After October 1997, in order to release any of the properties collateralizing the REMIC Note from the lien so that such properties may be sold, the REMIC Indenture requires that certain additional conditions be met, including that (x) the aggregate amount of principal repaid on the REMIC Note equal at least 125% of the amount of principal allocated to the property to be released and (y) certain debt service coverage ratios continue to be satisfied.

     Fourteen of the Company's properties were acquired in March 1996 when Tucker Properties Corporation ("Tucker"), another equity REIT, merged into the Company (the "Tucker Acquisition"). Such properties were actually owned either by Tucker Operating Limited Partnership, a Delaware limited partnership of which Tucker was general partner and owner of more than 95% of the economic interest, or by Tucker Financing Partnership, a general partnership of which Tucker and Tucker Operating Limited Partnership were general partners. The Company succeeded to Tucker's interest in each of these partnerships whose names were respectively changed to Bradley Operating Limited Partnership ("BOLP" or the "Operating Partnership") and Bradley Financing Partnership ("BFP").

     Pursuant to the terms of the Tucker Acquisition, the Company, as the general partner of the Operating Partnership, may not elect to dissolve the Operating Partnership or sell all or substantially all of the assets of the Operating Partnership without the consent of a majority in interest of the limited partners, except in connection with a merger or other business combination of the Company, until March 15, 1998. Thus the Company is restricted from disposing of all or substantially all of the properties held by the Operating Partnership.

     To simplify the ownership structure of its properties, 18 of which are currently directly owned by the Company, the Company is considering contributing substantially all the properties directly owned by it to the Operating Partnership and thereafter owning such properties through the Operating Partnership. Prior to effecting such contribution, the Company would expect to obtain the agreement of a majority in interest of the limited partners that no further consent would be required for the subsequent disposition of any of the contributed properties, but there can be no assurance that such agreement will be obtained.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

     Certain provisions contained in the Company's Charter and Bylaws (the "Bylaws") may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. These provisions include the following: (i) the Company's Charter provides for three classes of Directors with the term of office of one class expiring each year, (ii) the Company's Bylaws provide that the holders of not less than 25% of the outstanding shares of Common Stock may call a special meeting of the Company's stockholders and (iii) the Charter generally limits any holder from acquiring more than 9.8% of the value of all outstanding capital stock of the Company. With respect to clause (ii) in the preceding sentence, a recent change in the Maryland General Corporation Law, under which the Company is organized, authorizes the Directors of the Company to amend the Bylaws to increase the number of outstanding shares of Common Stock required to call a special meeting from 25% to a majority.

     These provisions could have a potential anti-takeover effect on the Company. The staggered Board provision in the Charter prevents stockholders from voting on the election of more than one class of directors at each annual meeting of stockholders and thus may have the effect of keeping the members of the Board of Directors of the Company in control for a longer period of time. The staggered Board provision and the provision in the Bylaws requiring holders of at least 25% of the outstanding shares of Common Stock to call a special meeting of stockholders may have the effect of making it more difficult for a third party to acquire control of the Company without the consent of its Board of Directors, including certain acquisitions which stockholders deem to be in their best interest. In addition, the ownership limits in the Charter may also
(x) deter certain tender offers for the shares of Common Stock which might be attractive to certain stockholders, or (y) limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the value of the outstanding shares of Common Stock or otherwise effect a change in control.

     The provisions of the Maryland General Corporation Law relating to certain "business combinations" and "control share" acquisitions involving corporations organized under the laws of that state may also inhibit a change in control of the Company.

REAL ESTATE INVESTMENT CONSIDERATIONS

  Dependence on Midwestern Region and Retail Industry

     The substantial majority of the Company's properties are located in the midwestern region of the United States and such properties consist predominantly of community and neighborhood shopping centers. The Company's performance therefore is linked to economic conditions in the Midwest and in the market for retail space generally. The market for retail space has been adversely affected by the ongoing consolidation in the retail sector, the adverse financial condition of certain large companies in this sector and the excess amount of retail space in certain markets. To the extent that these conditions impact the market rents for retail space, they could result in a reduction of net income, FFO and cash available for distribution and thus affect the amount of distributions the Company can make to its stockholders.

     In addition, the Company predominantly owns and operates shopping centers catering to retail tenants. To the extent that the investing public may have a negative perception of the retail sector, the value of shares of common stock of the Company may be negatively impacted, thereby resulting in such shares trading at a discount below the inherent value of the assets of the Company as a whole.

  Financial Condition and Bankruptcy of Tenants

     Since substantially all of the Company's income has been, and will continue to be, derived from rental income from retail shopping centers, the Company's net income, FFO and cash available for distribution would be adversely affected if a significant number of tenants were unable to meet their obligations to the Company or if the Company were unable to lease, on economically favorable terms, a significant amount of space in its shopping centers. In addition, in the event of default by a tenant, the Company may experience delays and incur substantial costs in enforcing its rights as landlord.

     At any time, a tenant of the Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of the tenant lease. Such an event could cause a reduction of net income, FFO and cash available for distribution and thus affect the amount of distributions the Company can make to its stockholders. No assurance can be given that any present tenant which has filed for bankruptcy protection will continue making payments under its lease or that any tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will continue to make rental payments in a timely manner. In addition, a tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If a lessee or sublessee defaults in its obligations to the Company, the Company may experience delays in enforcing its right as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and releasing the property.

  Potential Negative Effect of One North State Property

     During 1996, more than 10% of the total revenue of the Company was derived from rents and expense reimbursement from tenants of the Company's mixed-use retail and office building located at One North State Street in downtown Chicago, which is one of the properties securing the REMIC Note. The total rents currently being paid by certain of this property's tenants may be in excess of current market rates. The leases of these tenants begin to expire in 2001. One office tenant, Arthur Andersen, however, has exercised an option to terminate its lease, effective as of April 1, 1998, and has paid the Company a $1.8 million cancellation fee. Pursuant to the terms of the REMIC Indenture, this termination fee was paid into a reserve account which is required to be used, among other things, to pay for tenant alterations, leasing commissions and other lease inducements directly related to this space. Any unused amount of this reserve account must be used to repay the principal amounts owed under the REMIC Note. The inability of the Company to lease such property, or a significant reduction in the amount of rent and expense reimbursements paid by the tenants of such property, could have an adverse impact on the operating results of the Company.

  Vacancies and Lease Renewals

     The Company is continually faced with expiring tenant leases at its properties. Some lease expirations provide the Company with the opportunity to increase rentals or to hold the space available for a stronger long-term tenancy. In other cases, there may be no immediately foreseeable strong tenancy for space, and the space may remain vacant for a longer period than anticipated or may be able to be re-leased only at less favorable rents. In such situations, the Company may be subject to competitive and economic conditions over which it has no control. Accordingly, there is no assurance that the effects of possible vacancies or lease renewals at such properties may not reduce the rental income, net income, FFO and funds available for distribution below levels anticipated by the Company.

  Possible Environmental Liabilities

     Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of the Company's properties, including those acquired in the Tucker Acquisition, have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. Except as described below, these environmental audit reports have not revealed any potential significant environmental liability, nor is management aware of any environmental liability with respect to the properties that it believes would have a material adverse effect on the Company's business, assets or results of operations. No assurance can be given that existing environmental studies with respect to the properties reveal all environmental liabilities or that a prior owner of any such property did not create a material environmental condition not known to the Company.

     Phase II site assessments of the Commons of Chicago Ridge property acquired from Tucker have disclosed the presence of contaminants in fill material and soil at the property that could be associated with the property's former use as a landfill and as the former site of an asphalt plant and storage tanks for petroleum products (which storage tanks have been removed from the property), but not at such levels as would require reporting to environmental agencies. These Phase II site assessments also disclosed the presence in groundwater of contaminants similar to those detected in the soil samples. Environmental assessments of the property have also detected methane gas, probably associated with the former use of the property as landfill. A regular maintenance program was implemented by Tucker and is being continued by the Company to control the migration and effect of the methane gas. There can be no assurance that an environmental regulatory agency such as the Illinois Environmental Protection Agency will not in the future require further investigation to determine the source and vertical and horizontal extent of the contamination. If any such investigation is required and confirms the existence of contaminants at the levels disclosed in the Phase II site assessments, it is possible that the relevant agency could require the Company to take action to address the contamination, which action could range from ongoing monitoring to remediation of the contamination. Based on the information currently available, management does not believe that the cost of responding to such contamination would be material to the Company.

     In connection with the execution of the merger agreement relating to the Tucker Acquisition, the Company and certain individuals who had previously provided a limited indemnity to Tucker for environmental liabilities at Commons of Chicago Ridge (the "Individuals") have agreed to share the cost of having an outside consultant conduct a new Phase II investigation of the soil and groundwater of the property and to prepare a report recommending what action the Company should take with respect to such matters. In the event that the Company decides to implement any of the recommendations of such consultant (the "Recommended Work"), the Individuals have agreed to pay fifty percent of the costs of the Recommended Work, with the Individuals' aggregate liability for the Recommended Work limited to a maximum of $200,000.

     The Individuals have also agreed to indemnify the Company and its subsidiaries and affiliates against all claims, losses, costs and expenses incurred by such parties arising out of any administrative, regulatory or judicial action, suit, investigation or proceeding in connection with any applicable environmental health or safety law regarding hazardous substances, materials, wastes or petroleum products, or any common law right of action regarding such substances, materials, wastes or products, whether brought by a governmental or regulatory authority or by a third party, that is initiated on or before October 4, 2003, with respect to conditions or acts at the Commons of Chicago Ridge which existed prior to October 4, 1993. In connection with this indemnification obligation, the Company has agreed to keep the Individuals reasonably informed of various activities relating to the property and to consult with the Individuals with respect to any potential claims, settlements and remediation which could trigger the indemnification obligations of the Individuals. There can be no assurance that the Individuals will be in a position to honor their indemnity obligations or that the liabilities may not exceed the limit of their indemnity obligations. Regardless of such indemnification, based on the information currently available, management of the Company does not believe that the environmental liabilities and expenses relating to the Commons of Chicago Ridge property would have a material effect on the liquidity, financial condition or operating results of the Company.

  Limitations on Insurance

     The Company carries comprehensive general liability coverage and umbrella liability coverage on all of its properties with limits of liability which the Company deems adequate to insure against liability claims and provide for cost of defense. Similarly, the Company is insured against the risk of direct physical damage in amounts the Company estimates to be adequate to reimburse the Company on a replacement basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. Currently, the Company also insures the properties for loss caused by earthquake or flood in the aggregate amount of $10 million per occurrence. Because of the high cost of this type of insurance coverage and the wide fluctuations in price and availability, the Company has made the determination that the risk of loss due to earthquake and flood does not justify the cost to increase coverage limits any further under current market conditions. Should the availability and pricing of this coverage become more cost advantageous, management would re-evaluate its position.

UNCERTAINTY OF MEETING ACQUISITION OBJECTIVES

     The Company continually seeks prospective acquisitions of additional shopping centers and portfolios of shopping centers which the Company believes can be purchased as attractive initial yields and/or which demonstrate the potential for revenue and cash flow growth through implementation of renovation, expansion, re-tenanting and re-leasing programs similar to those that the Company has undertaken with respect to properties in its existing portfolio. There can be no assurance that the Company will effect any potential acquisition that it may evaluate. The evaluation process involves costs which are non-recoverable in the case of acquisitions which are not consummated. In addition, notwithstanding the Company's adherence to its criteria for evaluation and due diligence regarding potential acquisitions, there can be no assurance that any acquisition that is consummated will meet the Company's expectations.

COMPETITION

     All of the properties owned by the Company are located in developed areas. There are numerous other retail properties and real estate companies within the market area of each such property which compete with the Company for tenants and development and acquisition opportunities. The number of competitive retail properties and real estate companies in such areas could have a material effect on (i) the Company's ability to rent space at the properties and the amount of rents charged and (ii) development and acquisition opportunities. The Company competes for tenants and acquisitions with others who have greater resources than the Company.

ADVERSE CONSEQUENCE OF FAILURE TO QUALIFY AS A REIT AND OTHER TAX RISKS

     The Company believes that it has operated in a manner that permits it to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") for each taxable year since its formation in 1961. Although management of the Company believes that the Company is organized and is operating in such a manner, no assurance can be given that the Company will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must distribute annually to stockholders 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any currently pending tax legislation that would adversely affect its ability to continue to operate as a REIT.

     If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, it will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability for the year or years involved. In addition, annual distributions to stockholders would no longer be required. To the extent that distributions to stockholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Company.

     In connection with the Tucker Acquisition, Tucker represented to the Company that, since its formation, it had operated so to qualify as a REIT under the Code up to the time of the Tucker Acquisition. If, in fact, Tucker failed to qualify as a REIT in any year in which it elected so to qualify, it would have become liable to pay taxes as a regular non-REIT corporation, and the liabilities of Tucker that the Company assumed upon effectiveness of the Tucker Acquisition include such tax liability. Moreover, Tucker's failure to qualify as a REIT could disqualify the Company as a REIT for the period following the Tucker Acquisition. The Company's acquisition of Tucker's general partner interest in the Operating Partnership and Tucker's indirect interests in certain subsidiary partnerships of the Operating Partnership involve special tax considerations, including the qualification of each such partnership as a "partnership" for federal income tax purposes, which also could impact the Company's ability to qualify as a REIT.

     The failure to qualify as a REIT would have a material adverse effect on an investment in the Company as the taxable income of the Company would be subject to federal income taxation at corporate rates, and, therefore, the amount of cash available for distribution to its stockholders would be reduced or eliminated.

                          DESCRIPTION OF CAPITAL STOCK

     The description of the Company's Capital Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Charter and Bylaws, each as amended and restated.

GENERAL

     Under its Charter, the Company has authority to issue up to 150 million shares of stock, consisting of 80 million shares of Common Stock, 50 million shares of "Excess Stock" (as described below), and 20 million shares of Preferred Stock. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. As of the date of this Prospectus, there are approximately 21.7 million shares of Common Stock issued and outstanding and no Preferred Stock is outstanding.

COMMON STOCK

     All shares of Common Stock offered hereby have been duly authorized and will, when issued and paid for as described in the applicable Prospectus Supplement, be fully paid and nonassessable. Subject to the preferential rights of any shares or series of Preferred Stock and to the provisions of the Company's Charter regarding Excess Stock, holders of shares of Common Stock are entitled to receive dividends on Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can, subject to any rights of holders of Preferred Stock, elect all of the directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any directors.

     See "-- Restrictions on Transfer" below for a description of certain provisions of the Company's Charter designed to preserve the status of the Company as a qualified REIT that limit the transfer of, and provide the Company with a right to redeem, shares of Capital Stock (including shares of Common Stock) and that also provide for the conversion of such stock to Excess Stock, in certain circumstances.

     Subject to the Company's Charter regarding Excess Stock, all shares of Common Stock have equal dividend, distribution, liquidation and other rights, and have no preferences, appraisal or exchange rights. Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company furnishes its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Pursuant to the Maryland General Corporation Law ("MGCL") and the Company's Charter, the Corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast.

     The transfer agent and registrar for the Common Stock is The First National Bank of Boston, c/o Boston EquiServe, P.O. Box 8040, Boston, MA 02266.

PREFERRED STOCK

     General. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Company's Charter to fix for each series, subject to the provisions of the Company's Charter regarding Excess Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights, other than as determined by the Board of Directors. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

     Terms. The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter and Bylaws and any applicable amendment to the Charter designating terms of a series of Preferred Stock (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

           (1) The title and stated value of such Preferred Stock;

           (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

           (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

           (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

           (5) The voting rights, if any, of such Preferred Stock;

           (6) The procedures for any auction and remarketing, if any, for such Preferred Stock;

           (7) The provision for a sinking fund, if any, for such Preferred
     Stock;

           (8) The provision for redemption, if applicable, of such Preferred Stock;

           (9) Any listing of such Preferred Stock on any securities exchange;

          (10) If convertible, the terms and conditions upon which such Preferred Stock will be convertible into Common Stock, including the initial conversion price (or manner of calculation thereof) and the conversion period;

          (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (12) Whether interests in such Preferred Stock will be represented by Depositary Shares;

          (13) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (14) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (15) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (16) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a qualified REIT.

     Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock.

     Dividends. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

     Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Stock shall be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     Voting Rights. Holders of the Preferred Stock will not have any voting rights, except as set forth below or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been set aside by the Company in trust for the benefit of the holders of such shares to effect such redemption.

     Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

     Restrictions on Ownership. As discussed below under "-- Restrictions on Transfer," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock and/or providing for the automatic exchange of shares of Preferred Stock into shares of Excess Stock in certain circumstances. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

     Transfer Agent and Registrar. The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

RESTRICTIONS ON TRANSFERS

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. The Charter of the Company contains provisions, designed to preserve the status of the Company as a qualified REIT, that limit any holder from owning, or being deemed to own by virtue of the attribution provisions of the Code, shares of capital stock having a value that is more than 9.8% (the "Ownership Limit") of the value of all outstanding capital stock of the Company. The Charter provides that each person (which includes natural persons, corporations, trusts, partnerships and other entities) shall be deemed to own stock that such person
(i) actually owns, (ii) constructively owns after applying attribution rules specified in the Code, and (iii) has the right to acquire upon exercise of any rights, options or warrants or conversion of any convertible securities held by such person. The fact that certain affiliated entities, such as separate mutual funds advised by the same investment adviser, may own more than 9.8% of the value of all outstanding capital stock in the aggregate will not of itself result in the Ownership Limit being exceeded, merely because a single person may be considered to be the "beneficial owner" of such stock for purposes of Section 13(g) of the Exchange Act. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT and if the Board of Directors decides that such waiver is in the best interests of the Company.

     Any transfer of capital stock or any Security convertible into capital stock that would create direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to a trustee (to be named by the Board of Directors of the Company, but unaffiliated with the Company) as trustee for the exclusive benefit (except to the extent described below) of one or more charitable beneficiaries designated from time to time by the Company. The Excess Stock held in trust will be considered as issued and outstanding shares of stock of the Company, will be entitled to receive distributions declared by the Company and may be voted by the trustee for the exclusive benefit of the charitable beneficiary. Any dividend or distribution paid to a purported transferee of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter (a "prohibited transfer") shall be repaid to the Company upon demand and thereupon paid over by the Company to the trustee. Any votes of holders of shares of capital stock purported to have been cast by a purported transferee prior to such discovery of a prohibited transfer will be retroactively deemed not to have been cast, but said retroactive nullification of the vote of the relevant shares of capital stock shall not adversely affect the rights of any person (other than the purported transferee) who has relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were cast.

     Excess Stock is not transferable. Subject to the redemption rights of the Company discussed below, the trustee of the trust may, however, sell and transfer the interest in the trust to a transferee in whose hands the interest in the trust representing Excess Stock would not be an interest in Excess Stock, and upon such sale the shares of Excess Stock represented by the sold interest shall be automatically exchanged for shares of capital stock of the class that was originally exchanged into such Excess Stock. Upon such sale, the trustee shall distribute to the purported transferee only so much of the sales proceeds as is not more than the price paid by the purported transferee in the prohibited transfer that resulted in the exchange of Excess Stock for the capital stock purported to have been transferred (or, if the purported transferee received such capital stock by gift, devise or otherwise without giving value for such stock, only an amount that does not exceed the market price for such stock, as determined in the manner set forth in the Charter, at the time of the prohibited transfer), and the trustee shall distribute all remaining proceeds from such sale to the charitable beneficiary.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the trustee, to purchase all or any portion of the Excess Stock from the trustee for the lesser of the price paid for the capital stock by the original purported transferee (or, if the purported transferee received such capital stock by gift, devise or otherwise without giving value for such stock, the market price of the capital stock at the time of such prohibited transfer) or the market price of the capital stock on the date the Company exercises its option to purchase. Upon any such purchase by the Company, the trustee shall distribute the purchase price to the original purported transferee. The 90-day period begins on the date on which the Company receives written notice of the prohibited transfer or other event resulting in the exchange of capital stock for Excess Stock.

     If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

     These restrictions will not preclude settlement of transactions on the New York Stock Exchange or any other stock exchange on which capital stock of the Company is listed. The foregoing restrictions on transferability and ownership also will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT.

     The Company's Charter requires that, upon demand by the Company, each stockholder and each proposed transferee of capital stock will disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limitation provided by the Company's Charter may have the effect of delaying, deferring or preventing the acquisition of control of the Company. However, the Charter provides that the Ownership Limit shall not apply to shares of capital stock acquired pursuant to an all cash tender offer for all outstanding shares of capital stock in conformity with applicable laws where not less than two-thirds of the outstanding shares of capital stock (not including securities held by the tender offeror and/or its affiliates and associates) are tendered and accepted pursuant to such tender offer and where the tender offeror commits in such tender offer, if the offer is accepted by the holders of two-thirds of the outstanding stock, promptly after the tender offeror's purchase of the tendered stock to give any non-tendering stockholders a reasonable opportunity to put their capital stock to the tender offeror at a price not less than that paid pursuant to the tender offer.

CERTAIN PROVISIONS OF MARYLAND LAW

     The following summary of certain provisions of the MGCL does not purport to be complete and is qualified in its entirety by reference to the MGCL.

     Business Combinations. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares of capital stock or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

     Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, or (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of stockholders.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have been previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a corporation's articles of incorporation or bylaws.

     The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provision of the MGCL. The Board of Directors of the Company, without the approval of the stockholders, and the holders of a majority of the outstanding shares of Common Stock each have authority to amend the Bylaws, and there can be no assurance that this provision will not be amended or repealed in the future.

         DESCRIPTION OF DEPOSITARY SHARES REPRESENTING PREFERRED STOCK

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Shares Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

     In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public market for shares of Preferred Stock that are withdrawn as described in this paragraph.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

     From and after the date fixed for redemption, all dividends in respect of shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

VOTING

     Upon receipt of notice of any meeting at which the holders of shares of Preferred Stock are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such shares of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Shares Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Shares Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION

     The Depositary Shares, as such, are not convertible into shares of Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of the Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of beneficial interest, and the Company has agreed that, upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of shares of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) at least two-thirds of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Shares Depositary with respect to such Depositary Receipt. The Company has agreed that, if the Deposit Agreement is terminated to preserve the Company's status as a REIT, the Company will use its best efforts to list the shares of Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (a) all outstanding Depositary Shares shall have been redeemed or converted, or (b) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock.

CHARGES OF PREFERRED SHARES DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Stock.

     Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                       DESCRIPTION OF WARRANTS OR RIGHTS

     The Company may issue warrants or rights (collectively, the "Warrants") for the purchase of any series of Depositary Shares or shares of any class of capital stock of the Company. Warrants may be issued independently or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement or rights agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent or rights agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the Securities purchasable upon exercise of such Warrants; (v) the designation and terms of the Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) if applicable, the date on and after which such Warrants and the related Securities will be separately transferable; (vii) the price at which the Securities purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain applicable federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                       DESCRIPTION OF UNITS OF SECURITIES

     The Company may issue Units consisting of two or more other constituent Securities, which Units may be issuable as, and for the period of time specified therein may be transferable as, a single Security only, as distinguished from the separate constituent Securities comprising such Units. Any such Units will be offered pursuant to a Prospectus Supplement which will (i) identify and designate the title of any series of Units; (ii) identify and describe the separate constituent Securities comprising such Units; (iii) set forth the price or prices at which such Units will be issued; (iv) describe, if applicable, the date on and after which the constituent Securities comprising the Units will become separately transferable;
(v) provide information with respect to book-entry procedures, if any; (vi) discuss certain applicable federal income tax considerations relating to the Units; and (vii) describe any other terms of the Units and their constituent Securities.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company has elected to qualify as a REIT under the Code. In the opinion of Goodwin, Procter & Hoar LLP, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its manner of operation has met and will continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon representations made by the Company as to factual matters and the continuation of such factual matters. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court. Moreover, such qualification and taxation as a REIT in any tax year depends upon the Company's ability to meet in its actual results for the tax year the various source of income, ownership of assets, distribution and diversity of ownership requirements of the Code for qualification as a REIT, which results will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of the Company for any particular tax year will in fact satisfy the requirements for qualification. Likewise, although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements under the Code since its organization in 1961, no assurance can be given that the Company's qualification as a REIT will not be challenged by the Internal Revenue Service for taxable years still subject to audit.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference. This discussion does not address any state tax considerations or issues that arise as a result of an investor's special circumstances or special status under the Code.

     Under the Code, if certain requirements are met in a taxable year, including the requirement that the REIT distribute to its stockholders at least 95% of its real estate investment trust taxable income for the taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the alternative minimum tax on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders. For additional discussion of certain issues relating to the Company's qualification as a REIT that arise as a result of the Tucker Acquisition, see "Risk Factors -- Adverse Consequences of Failure to Qualify as a REIT and Other Tax Risks."

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as a capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the Untied States or any political subdivision thereof, or
(iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source and (iv) not given special status under the Code, such as a tax-exempt organization; provided, however, for taxable years beginning after December 31, 1996 (or certain earlier periods if the trust so elects) trusts are to be included as "U.S. Stockholders" only if a court within the Untied States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, the distribution will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a special date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities through underwriters or dealers, directly to one or more purchasers, or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which the Company may enter, underwriters will be, and dealers and agents who participate in the distribution of Securities may be, entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company may itself, or may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company and is the beneficial owner of approximately 8,700 shares of Common Stock. In case of an underwritten public offering, certain legal matters will be passed upon for the Underwriters by legal counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 contained in the Company's Annual Report on Form 10-K have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

============================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS (COLLECTIVELY, THE "PROSPECTUS") AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
              PROSPECTUS SUPPLEMENT
The Company................................   S-3
Recent Developments........................   S-4
Use of Proceeds............................   S-5
Federal Income Tax Considerations..........   S-6
Underwriting...............................   S-8
Legal Matters..............................   S-9

                   PROSPECTUS
Available Information......................     2
Incorporation of Certain Documents by
  Reference................................     2
The Company................................     3
Use of Proceeds............................     4
Ratios of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends....     4
Risk Factors...............................     5
Description of Capital Stock...............    11
Description of Depositary Shares
  representing Preferred Stock.............    20
Description of Warrants or Rights..........    23
Description of Units of Securities.........    23
Federal Income Tax Considerations..........    24
Plan of Distribution.......................    25
Legal Matters..............................    26
Experts....................................    26

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                                  $60,000,000

                           BRADLEY REAL ESTATE, INC.

                                  COMMON STOCK
                       ---------------------------------
                             PROSPECTUS SUPPLEMENT
                       ---------------------------------
                            PAINEWEBBER INCORPORATED

                            ------------------------

                                OCTOBER 21, 1997

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